UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

Information Statement Pursuant to Section 14(c)

of the Securities Exchange Act of 1934 (Amendment No.     )

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Huntington Preferred Capital, Inc.
(Name of Registrant As Specified In Charter)

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Huntington Preferred Capital, Inc.	Notice of Annual Meeting Information Statement Annual Report on Form 10-K

Huntington Preferred Capital, Inc. Huntington Center 41 South High Street Columbus, Ohio 43287

Notice of Annual Meeting of Shareholders

To Our Common, Class C Preferred, and Class D Preferred Shareholders:

The 2003 Annual Meeting of Shareholders of Huntington Preferred Capital, Inc. will be held in the Huntington Center, Conference Room 8A, 41 South High Street, Columbus, Ohio, on Monday, May 12, 2003, at 7:30 a.m. local Columbus, Ohio time, for the following purposes:

(1)	To elect nine directors to serve until the Annual Meeting of Shareholders to be held in 2004 and until their successors are elected.

(2)	To ratify the appointment of Ernst & Young LLP, independent auditors, to serve as auditors for Huntington Preferred Capital, Inc. for the year 2003.

(3)	To transact any other business which may properly come before the meeting.

Directors and officers of Huntington Preferred Capital, Inc. and representatives of its independent auditors will be present at the meeting.

Attached are Huntington Preferred Capital, Inc.’s Information Statement and Annual Report on Form 10-K for the year 2002.

By Order of the Board of Directors,

Elizabeth B. Moore

Secretary

April 17, 2003

INFORMATION STATEMENT

This Information Statement is provided to holders of voting stock of Huntington Preferred Capital, Inc. in connection with Huntington Preferred’s Annual Meeting of Shareholders to be held on May 12, 2003, and at any adjournment. This Information Statement will be first sent or given to Huntington Preferred’s voting shareholders on approximately April 21, 2003. Huntington Preferred’s Annual Report on Form 10-K for 2002 is attached and follows this Information Statement.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

Holders of record of common stock, Class C Preferred shares, and Class D Preferred shares of Huntington Preferred at the close of business on April 4, 2003, will be entitled to vote at the Annual Meeting. At that date, Huntington Preferred had 14,000,000 shares of common stock outstanding and entitled to vote. Each share of common stock outstanding on the record date entitles the holder to one vote on each matter submitted at the Annual Meeting. Also on the record date, Huntington Preferred had outstanding and entitled to vote 2,000,000 shares of Class C Preferred Shares and 14,000,000 shares of Class D Preferred Shares. The holders of the Class C and Class D Preferred shares are entitled to 1/10th of one vote per share on all matters submitted at the Annual Meeting.

The presence in person or by proxy of the holders of a majority in amount of the voting shares Huntington Preferred outstanding and entitled to vote will constitute a quorum at the meeting. Under the law of Ohio, Huntington Preferred’s state of incorporation, abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum. Broker non-votes occur when brokers who hold their customers’ shares in street name submit proxies for such shares on some matters, but not others. Generally, this would occur when brokers have not received any instructions from their customers. In these cases, the brokers, as the holders of record, are permitted to vote on “routine” matters, which typically include the election of directors and ratification of independent auditors, but not on non-routine matters.

For the election of directors, the nominees receiving the greatest number of favorable votes cast at a meeting at which a quorum is present shall be elected. Only shares that are voted in favor of a particular nominee will be counted toward such nominee’s achievement of a plurality and thus broker non-votes and abstentions will have no effect. The ratification of the appointment of independent auditors requires the affirmative vote of a majority of all the votes cast at a meeting at which a quorum is present. Abstentions will be counted as votes against the matter. Broker non-votes will not be counted as votes cast and thus will have no effect on this matter. As of the date of this Information Statement, management knows of no other business that will come before the meeting.

Election of Directors

Directors are elected annually and serve until the next annual meeting of shareholders and until their successors are elected and qualified. Huntington Preferred’s articles of incorporation provide that while any Class C Preferred Shares or Class D Preferred Shares are outstanding, the Board of Directors shall consist of at least nine persons. Three of such directors must be “Independent Directors” who are not current officers or employees of Huntington Preferred or directors, officers, or employees of any direct or indirect subsidiary of Huntington Bancshares Incorporated.

The Board of Directors has nominated nine persons for election at the 2003 Annual Meeting of Shareholders. Eight of the nine nominees currently serve as directors. Stephen E. Dutton, Roger E. Kephart, and James D. Robbins, each of whom is currently an Independent Director as defined by Huntington Preferred’s articles of incorporation, are being nominated for reelection and, if elected, will satisfy the Independent Director requirement in Huntington Preferred’s articles of incorporation.

Thomas P. Reed, who serves as Senior Vice President for Huntington Bancshares Incorporated, is the only nominee who is not currently a director. Paul V. Sebert, who has served as a director and officer of Huntington Preferred since April 2001, is no longer actively employed by Huntington Preferred or Huntington Bancshares Incorporated, and is not a nominee for reelection. The following table sets forth certain information concerning each nominee for director.

Name and Principal Occupation	Age	Position Held with Huntington Preferred
Richard A. Cheap General Counsel & Secretary, Huntington Bancshares Incorporated	51	Vice President and Director

Stephen E. Dutton Principal, Chief Financial Officer, and Chief Operating Officer, CASTO	53	Director

R. Larry Hoover Executive Vice President & Senior Credit Administrative Officer, Huntington Bancshares Incorporated	52	Vice President and Director

Edward J. Kane Senior Vice President & Corporate Tax Director, Huntington Bancshares Incorporated	52	Vice President and Director

Roger E. Kephart Of Counsel, Kephart & Fisher, L.L.C.	58	Director

Michael J. McMennamin Vice Chairman & Chief Financial Officer, Huntington Bancshares Incorporated	57	President and Director

Thomas P. Reed Senior Vice President, Huntington Bancshares Incorporated	45	Nominee for Director

James D. Robbins President, James D. Robbins and Co.	56	Director

John D. Van Fleet Senior Vice President & Corporate Controller, Huntington Bancshares Incorporated	48	Vice President, Treasurer, and Director

The business experience for at least the last five years of each nominee for director is further described below. Messrs. Cheap, Hoover, Kane, McMennamin and Van Fleet are also executive officers of Huntington Preferred.

Richard A. Cheap. Mr. Cheap has served as a Vice President and as a director of Huntington Preferred since April 2001. He also served as Secretary of Huntington Preferred from April 2001 to December 2001. Mr. Cheap has served as General Counsel and Secretary for Huntington Bancshares Incorporated and as Executive Vice President, General Counsel, Secretary, and Cashier of The Huntington National Bank since May 1998. Prior to joining Huntington Bancshares and the Bank, Mr. Cheap practiced law with the law firm of Porter, Wright, Morris & Arthur LLP, Columbus, Ohio, from 1981, and as a partner from 1987 to May 1998. While with Porter, Wright, Morris & Arthur LLP, Mr. Cheap represented Huntington Bancshares on a variety of matters, including as lead attorney in negotiating the terms and documentation of most of Huntington Bancshares’ bank acquisitions during the preceding nine years.

Stephen E. Dutton. Mr. Dutton has served as a director of Huntington Preferred since November 2001. Mr. Dutton has served as Chief Financial Officer and Chief Operating Officer, and has been a partner of CASTO real estate developers based in Columbus, Ohio, since 1995.

R. Larry Hoover. Mr. Hoover has served as a director of Huntington Preferred since June 1997 and as a Vice President since April 2001. He also served as Huntington Preferred’s President from June 1997 to April 2001. Mr. Hoover has served as Executive Vice President and Senior Administrative Credit Officer of Huntington Bancshares Incorporated since April 1997, where he is responsible for credit policy, portfolio credit risk management, loan review, special asset management, and collateral management services. Mr. Hoover has also served as Executive Vice President, Commercial Banking Manager, for The Huntington National Bank from April 1991 to April 1997, as Senior Lender for the Bank from December 1985 to April 1991, and as Sales Team Leader and Marketing Director for the Bank from November 1981 to December 1985.

Edward J. Kane. Mr. Kane has served as a Vice President and a director of Huntington Preferred since December 2001. Mr. Kane has served as Senior Vice President and Corporate Tax Director for Huntington Bancshares Incorporated since November 2001. Prior to joining Huntington Bancshares, Mr. Kane served as Vice President, Tax Planning and Tax Compliance for The CIT Group Inc., Livingston, New Jersey, from 1992 to September 2001, and in various other capacities from May 1973 to 1992.

Roger E. Kephart. Mr. Kephart has served as a director of Huntington Preferred since November 2001. Mr. Kephart co-founded the law firm of Kephart & Fisher in 1991, based in Columbus, Ohio. In addition to practicing law, Mr. Kephart served as his firm’s administrative partner until becoming Of Counsel as of January 2003.

Michael J. McMennamin. Mr. McMennamin has served as a director of Huntington Preferred since December 2000 and as President since April 2001. He has served as Vice Chairman and Chief Financial Officer of Huntington Bancshares Incorporated since October 2000 and as President of Huntington Capital Corp. and Executive Vice President of The Huntington National Bank since June 2000. From November 1998 to February 2000, Mr. McMennamin served as Group Executive Vice President and Chief Financial Officer of Citizens Financial Corp. in Providence, Rhode Island. Prior thereto, Mr. McMennamin served as Executive Vice President and Chief Financial Officer for Bank One Corporation from May 1995 to November 1998.

Thomas P. Reed. Mr. Reed has served as Senior Vice President of Huntington Bancshares Incorporated since September 2000. He is currently the Director of Planning and Analysis and has previously served in various other financial positions for Huntington Bancshares. Prior to joining Huntington Bancshares, Mr. Reed was Vice President of Bank One Corporation from 1991 through September 2000, where he served in various financial capacities including director of profitability systems for the retail line of business, as chief financial officer for the consumer lending line of business, and as manager of planning and analysis for the corporation.

James D. Robbins. Mr. Robbins has served as a director of Huntington Preferred since November 2001. Mr. Robbins has served as President of James D. Robbins and Co., a financial advisory and investment company, since July 2001. Prior to that time, Mr. Robbins served as managing partner of PricewaterhouseCoopers LLP (and its predecessor firm Coopers & Lybrand), Columbus market, from November 1993 until his retirement in June 2001. Mr. Robbins is a certified public accountant in the State of Ohio and the Commonwealth of Kentucky. Mr. Robbins also serves as a director of the public companies Team America Corporation and Dollar General Corp.

John D. Van Fleet. Mr. Van Fleet has served as a Vice President and a director of Huntington Preferred since July 2001. He has also served as Treasurer since December 2001. Mr. Van Fleet has served as Senior Vice President and Controller for The Huntington National Bank since February 1997, as Senior Vice President for Huntington Bancshares Incorporated since February 2001, and as Corporate Controller for Huntington Bancshares Incorporated since August 2001. Mr. Van Fleet previously served as Senior Vice President and Corporate Controller for Huntington Bancshares Incorporated from April 1993 until February 1997.

Corporate Governance

The Board of Directors held a total of 9 regular and special meetings during 2002. Each director attended greater than 75% of the meetings of the full board and, if applicable, the Audit Committee.

The Board of Directors has a standing Audit Committee, the members of which are Messrs. Dutton, Kephart, and Robbins. The Audit Committee oversees the financial reporting process, the work of Huntington Preferred’s auditors, and any legal, compliance, and ethics programs established by management and the Board of Directors. The Audit Committee met 8 times in 2002.

Report of the Audit Committee

The following Report of the Audit Committee should not be deemed filed or incorporated by reference into any other document, including Huntington Preferred’s filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Huntington Preferred specifically incorporates this Report by reference therein.

The Audit Committee is comprised of Huntington Preferred’s non-employee directors, Messrs. Dutton, Kephart, and Robbins, Chairman. Huntington Preferred believes that this Audit Committee satisfies the current rules of the National Association of Securities Dealers, Inc. that govern audit committee composition, even though Mr. Dutton may not meet the precise definition of “independent” as that term is defined by NASD Rule 4200(a)(14). Messrs. Kephart and Robbins meet the definition of “independent” under this NASD rule. Mr. Dutton is an executive officer and partner of CASTO, a collection of real estate assets and businesses affiliated via their common ownership. Certain of these businesses have borrowed money from The Huntington

National Bank and its affiliated lending institutions and may have made payments to the Bank or its affiliated lending institutions that exceeded the greater of $200,000 or 5% of those business’ revenues. From time to time Huntington Preferred has had a participation interest in certain of these loans. These loans were on substantially the same terms, including interest rates and collateral for loans, as those prevailing at the time for comparable transactions with others and did not involve more than the normal risk of collectibility or present other unfavorable features. In light of these factors and Mr. Dutton’s extensive real estate industry and financial knowledge and experience, the Board of Directors has determined that it is in Huntington Preferred’s best interests and the best interests of Huntington Preferred’s shareholders for Mr. Dutton to serve on the Audit Committee. The Audit Committee operates pursuant to a written Charter that was updated by the Board of Directors in March 2003. A copy of the Audit Committee Charter is included with this Information Statement as Appendix I.

The primary responsibility of the Audit Committee is to oversee Huntington Preferred’s financial reporting process and report to the full Board of Directors. In carrying out its duties, the Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2002, with management and Huntington Preferred’s independent auditors, Ernst & Young LLP. The Audit Committee has also reviewed with Ernst & Young LLP its judgment as to the quality, not just the acceptability, of Huntington Preferred’s accounting principles and such other matters required to be discussed under auditing standards generally accepted in the United States, including the Statements on Auditing Standards No. 61, as amended, Communication with Audit Committees.

In addition, the Audit Committee has reviewed the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with Ernst & Young LLP its independence from Huntington Preferred. Based on this review and discussion, and a review of the services provided by the outside auditors during 2002, the Audit Committee believes that the services provided by Ernst & Young in 2002 are compatible with and do not impair Ernst & Young’s independence.

Based on these reviews and discussions, the Audit Committee recommended that the Board of Directors approve the audited financial statements for inclusion in Huntington Preferred’s Annual Report on Form 10-K for the year 2002 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

James D. Robbins, Chairman

Stephen E. Dutton

Roger E. Kephart

Compensation of Directors and Executive Officers

Each Independent, as the term is defined in Huntington Preferred’s articles of incorporation, receives quarterly retainer payments at an annual rate of $4,000. In addition, each Independent Director receives $750 for each day on which he attends a Board and/or committee meeting, and $250 for each special teleconference meeting in which he participates. Huntington Preferred does not pay any compensation to its executive officers or employees or to directors who are not Independent Directors.

Transactions with Directors and Executive Officers

Some of the directors and executive officers of Huntington Preferred, and entities affiliated with those directors and executive officers, are customers of Huntington Preferred’s affiliated financial and lending institutions and have transactions with such affiliates in the ordinary course of business. Transactions with directors, executive officers, and their affiliates have been on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the time for comparable transactions with others and did not involve more than the normal risk of collectibility or present other unfavorable features. Huntington Preferred may hold a participation interest in some of these loans.

Ownership of Voting Stock

The following table sets forth, as of December 31, 2002, the number and percentage of outstanding common shares beneficially owned by all persons known by Huntington Preferred to own more than five percent of such shares.

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percent of Class
HPC Holdings–III, Inc. 3993 Howard Hughes Parkway, Suite 250 Las Vegas, Nevada 89109	9,431,333	67.4%

Huntington Preferred Capital II, Inc. 41 South High Street Columbus, Ohio 43215	4,550,000	32.5%

None of Huntington Preferred’s directors or executive officers owns any Huntington Preferred common shares. HPC Holdings-III, Inc. is a subsidiary of Huntington Preferred Capital, Inc. which is a consolidated subsidiary of The Huntington National Bank.

Huntington Preferred’s Class A and Class B Preferred shares are non-voting. No person is known by Huntington Preferred to own more than 5% of Huntington Preferred’s Class C Preferred shares. The following table sets forth the beneficial ownership of Huntington Preferred’s Class C Preferred shares by each of Huntington Preferred’s directors, nominees for director, and executive officers, and by the directors and executive officers as a group, as of December 31, 2002.

Name of Beneficial Owner	Shares of Class C Preferred Shares Beneficially Owned(1)	Percent of Class
Richard A. Cheap	100	(2)
Stephen E. Dutton	0	(2)
R. Larry Hoover	0	(2)
Edward J. Kane	0	(2)
Roger E. Kephart	0	(2)
Michael J. McMennamin	3,000	(2)
Thomas P. Reed	0	(2)
James D. Robbins	4,000	(2)
Paul V. Sebert	0	(2)
John D. Van Fleet	0	(2)
Directors and Executive Officers as a group (9 in group)	7,100	(2)

(1)	Except as otherwise noted, none of the named individuals shares with another person either voting or investment power as to the shares reported. The shares reported for Mr. McMennamin are owned by his spouse; beneficial ownership is disclaimed. The figure reported for Mr. Robbins includes 2,800 shares owned by Mr. Robbins’ family for which he disclaims beneficial ownership as follows: 2,000 shares owned by Mr. Robbins’ mother for whom he has power of attorney, 300 shares owned by Mr. Robbins’ daughter for which he is custodian, and 500 shares owned by Mr. Robbins’ mother-in-law for whom his wife has power of attorney.

(2)	Less than 1%.

As indicated in the table below, as of December 31, 2002, all of Huntington Preferred’s Class D Preferred shares were owned by HPC Holdings-III, Inc.

Name and Address Of Beneficial Owner	Shares of Class D Preferred Shares Beneficially Owned	Percent of Class
HPC Holdings-III, Inc. 3993 Howard Hughes Parkway, Suite 250 Las Vegas, Nevada 89109	14,000,000	100%

As noted above, HPC Holdings-III, Inc. is a subsidiary of Huntington Preferred Capital, Inc. which is a consolidated subsidiary of The Huntington National Bank.

As of December 31, 2002, many of the directors and executive officers owned shares of common stock of Huntington Bancshares Incorporated. These directors and executive officers owned, individually and collectively, less than 1% of the Huntington Bancshares Incorporated common stock outstanding on December 31, 2002. Huntington Preferred is an indirect subsidiary of Huntington Bancshares Incorporated.

Transactions with Certain Beneficial Owners

Huntington Preferred holds a 100% subparticipation interest in the 99% participation interests held by Huntington Preferred Capital Holdings, Inc. in loans originated by The Huntington National Bank and its subsidiaries. The participation and subparticipation interests are in commercial, commercial real estate, residential real estate, and consumer loans that were either directly underwritten by the Bank and its subsidiaries or acquired by the Bank. Huntington Preferred expects to continue to purchase such interests, net of an allowance for loan losses, in the future from Holdings, the Bank, or their affiliates.

The Bank services the loans underlying the participation agreement between the Bank and Holdings and the subparticipation agreement between Holdings and Huntington Preferred. The Bank was paid servicing fees by Huntington Preferred, through Holdings, of $6,714,590 for the year ended December 31, 2002. For 2002, the annual servicing fee with respect to the commercial real estate, commercial, and consumer loans underlying Huntington Preferred’s participation interests is equal to the outstanding principal balance of each loan multiplied by a fee of .125% and the annual servicing fee with respect to residential real estate loans is equal to .282% of the interest income collected.

Huntington Bancshares and the Bank provide to Huntington Preferred personnel to handle day-to-day operations of Huntington Preferred, such as accounting, financial reporting and analysis, tax reporting, and other administrative functions which are not directly related to servicing the loans. On a monthly basis, Huntington Preferred reimburses Huntington Bancshares and the Bank for the cost related to the time spent by employees for performing these functions. The personnel costs were $162,000 for the year ended December 31, 2002.

In addition, Huntington Preferred maintains and transacts all of its cash activity through demand deposit accounts with the Bank. Huntington Preferred invests available funds in Eurodollar deposits with the Bank for a term of not more than 30 days. During the period January through November 2002, the Bank paid Huntington Preferred interest of $12.3 million on funds Huntington Preferred maintained or invested with the Bank. Management of Huntington Preferred has a fiduciary responsibility to maintain qualifying assets and income levels sufficient to maintain its REIT status. Cash balances qualify as real estate assets while the income derived from invested funds does not. During the month ended and as of December 31, 2002, Huntington Preferred’s deposits with the Bank were maintained in a non-interest bearing demand deposit account.

The Bank is eligible to obtain advances from various federal agencies, such as the Federal Home Loan Bank of Cincinnati (FHLBC). Huntington Preferred may from time to time be asked to guarantee the Bank’s obligations under such advances and/or pledge all or a portion of its assets in connection with those advances. Any such guarantee or pledge would rank senior to Huntington Preferred’s securities upon liquidation. Accordingly, any governmental agencies that make advances to the Bank where Huntington Preferred has acted as guarantor or has pledged its assets as collateral will have a preference over the holders of its common and preferred shares. These holders would receive their liquidation preference only to the extent there are assets available after satisfaction of Huntington Preferred’s obligations. The Bank is currently eligible to obtain one or more advances from the FHLBC up to $1.3 billion. At December 31, 2002, the Bank had borrowings of $1.0 billion under this facility in addition to a standby letter of credit that was issued and outstanding in the amount of $18.2 million.

Huntington Preferred has entered into an agreement with the Bank with respect to the pledge of Huntington Preferred’s assets to collateralize the Bank’s borrowings from the FHLBC. The agreement provides that the Bank will not place at risk Huntington Preferred’s assets in excess of an aggregate amount or percentage of such assets established from time to time by Huntington Preferred’s Board of Directors, including a majority of Huntington Preferred’s “independent directors”. Huntington Preferred’s Board has set this limit at $1 billion, which limit may be changed in the future by the Board of Directors, including a majority of Huntington Preferred’s “Independent Directors”. The agreement also provides that the Bank will pay Huntington Preferred a monthly fee based upon the eligible collateral held by Huntington Preferred. As of December 31, 2002, Huntington Preferred’s pledged collateral was limited to 1 - 4 family residential mortgages and second mortgage loans. As of the same date, Huntington Preferred’s participation interests in 1 - 4 family residential mortgages and second mortgage loans pledged as collateral aggregated $543 million. The Bank paid $614,000 to Huntington Preferred in 2002, representing one basis point per month on the collateral pledged, as compensation for making such assets available to the Bank as collateral since February 2002 for possible advances under the FHLB facility. Any guarantee and/or pledge in connection with the Bank’s advances from federal agencies will fall within the definition of Indebtedness (as defined in Huntington Preferred’s articles of incorporation); however, it and all other future Indebtedness relating to the FHLBC will be deemed to be Permitted Indebtedness (as defined in Huntington Preferred’s articles of incorporation) and Huntington Preferred will not need to obtain the consent of its shareholders for any such guarantee and/or pledge.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires Huntington Preferred’s officers, directors, and persons who are beneficial owners of more than ten percent of Huntington Preferred’s Class C Preferred Shares to file reports of ownership and changes in ownership with the SEC. Reporting persons are required by SEC regulations to furnish Huntington Preferred with copies of all Section 16(a) forms filed by them. Huntington Preferred believes that, during 2002, all filing requirements applicable for Huntington Preferred’s officers and directors were met.

Proposal to Ratify the Appointment of Independent Auditors

The Audit Committee of the Board of Directors has selected Ernst & Young LLP, independent auditors, as auditors for Huntington Preferred for the year 2003. Although not required, the Board of Directors is submitting this selection to the shareholders for ratification. Ernst & Young LLP has served as the independent auditor for Huntington Preferred’s affiliated companies since 1966. The Audit Committee and the Board of Directors believe that the reappointment of Ernst & Young LLP for the year 2003 is appropriate because of the firm’s reputation, qualifications, and experience. Representatives of Ernst & Young LLP will be present at the meeting and will have an opportunity to make a statement if they desire to do so. Such representatives will be available to respond to appropriate questions. The Audit Committee will reconsider the appointment of Ernst & Young LLP if its selection is not ratified by the shareholders.

Audit Fees. The aggregate fees billed by Ernst & Young LLP for professional services rendered for the audit of Huntington Preferred’s annual financial statements for the fiscal year ended December 31, 2002, and the review of the financial statements included in Huntington Preferred’s Forms 10-Q for the fiscal year 2002, were $60,000. These audit fees were included in the total of audit fees billed by Ernst & Young LLP for services rendered to Huntington Bancshares Incorporated for 2002, as disclosed in Huntington Bancshares Incorporated’s Proxy Statement.

There were no fees billed by Ernst & Young LLP other than audit fees, including fees for any audit-related services, tax related services, financial information systems design and implementation, or other services.

Appendix I

Huntington Preferred Capital, Inc.

Audit Committee Charter

Adopted March 25, 2003

Organization

This charter governs the operations of the Audit Committee. The Committee shall review and reassess the charter at least annually and obtain the approval of the board of directors to changes in the Charter. The Committee shall be members of, and appointed by, the board of directors and shall comprise at least three directors, each of whom the Board has determined to be independent for purposes of serving on the Audit Committee in accordance with the independence requirements of SEC regulations and the stock exchange listing standards. All committee members shall be financially literate, and, when required, at least one member shall be an “audit committee financial expert,” as defined by SEC regulations.

Purpose

The Audit Committee shall provide assistance to the board of directors in fulfilling their oversight responsibility for the integrity of the Company’s financial statements; the financial reporting process; the systems for managing enterprisewide risks; the systems of internal accounting and financial controls; the performance of the Company’s internal audit function, risk management functions and independent auditors; and the independent auditor’s qualifications and independence. The Audit Committee will review issues related to compliance by the chief executive officer and the senior financial officers with the Financial Code of Ethics. In so doing, it is the responsibility of the Committee to maintain free and open communication between the Committee, independent auditors, the internal auditors, and management of the Company.

In discharging its oversight and compliance review role, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company and the authority to engage independent counsel and other advisers as it determines necessary to carry out its duties with the Company responsible for the expense of such advisors.

Duties and Responsibilities

The primary responsibility of the Audit Committee is to oversee the Company’s financial reporting process on behalf of the board and report the results of their activities to the board. Management is responsible for the preparation, presentation, and integrity of the Company’s financial statements and for the appropriateness of the accounting principles and reporting policies that are used by the Company. The independent auditors are responsible for auditing the Company’s financial statements and for reviewing the Company’s unaudited interim financial statements.

The Committee, in carrying out its responsibilities, believes its policies and procedures should remain flexible, in order to best react to changing conditions and circumstances. The Committee should take appropriate actions to set the overall corporate “tone” for quality financial reporting and sound business risk practices. The following shall be the principal duties and responsibilities of the Audit Committee. These are set forth as a guide with the understanding that the Committee may supplement or alter them as appropriate.

The Committee shall be directly responsible for the appointment and termination (subject, if applicable, to shareholder ratification), compensation, and oversight of the work of the independent auditors, including resolution

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of disagreements between management and the auditors regarding financial reporting. The Committee shall pre-approve all audit and non-audit services provided by the independent auditors and shall not engage the independent auditors to perform the specific non-audit services proscribed by law or regulation. The Committee may delegate pre-approval authority to a member of the Audit Committee. The decisions of any Audit Committee member to whom pre-approval authority is delegated must be presented to the full Audit Committee at its next scheduled meeting.

At least annually, the Committee shall obtain and review a report by the independent auditors describing:

•	The firm’s internal quality control procedures.

•	Any material issues raised by the most recent internal quality control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues.

•	All relationships between the independent auditor and the Company (to assess the auditor’s independence).

In addition, the Committee shall set clear hiring policies for employees or former employees of the independent auditors that meet the SEC regulations and stock exchange listing standards.

The Committee shall discuss with the internal audit director and the independent auditors the overall scope and plans for their respective audits, including the adequacy of staffing and compensation. Also, the Committee shall discuss with management, the internal audit director, and the independent auditors the adequacy and effectiveness of the accounting and financial controls.

The Committee shall meet separately periodically with management, the internal audit director, and the independent auditors to discuss issues and concerns warranting Committee attention. The Committee shall provide sufficient opportunity for the internal audit director and the independent auditors to meet privately with the members of the Committee. The Committee shall review with the independent auditor any audit problems or difficulties and management’s response.

The Committee shall receive regular reports from the independent auditor on the critical policies and practices of the Company, and all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management.

The Committee shall review management’s assertion on its assessment of the effectiveness of internal controls as of the end of the most recent fiscal year and the independent auditors’ report on management’s assertion.

Management shall appraise the Committee members of financial information and earnings guidance provided by the Company to third parties.

The Committee shall review the interim financial statements and disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations with management and the independent auditors prior to the filing of the Company’s Quarterly Report on Form 10-Q. Also, the Committee shall discuss the results of the quarterly review and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards. The chair of the Committee may represent the entire Committee for the purposes of this review.

The Committee shall review with management and the independent auditors the financial statements and disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations to be included in the Company’s Annual Report on Form 10-K (or the annual report to shareholders if distributed prior to the filing of Form 10-K), including their judgment about the quality, not just the acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. Also, the

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Committee shall discuss the results of the annual audit and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards.

The Committee shall receive reports on any violations of the Company’s Financial Code of Ethics by the chief executive officer and senior financial officers of the Company.

The Committee shall establish procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

The Committee shall receive corporate attorneys’ reports of evidence of a material violation of securities laws or breaches of fiduciary duty.

The Committee shall prepare an annual report to be included in the Company’s annual proxy statement, as required by SEC regulations.

The Committee shall perform an evaluation of its performance at least annually to determine whether it is functioning effectively.

General

In performing their responsibilities, Committee members are entitled to rely in good faith on information, opinions, reports or statements prepared or presented by:

1)	One or more officers or employees of the Company whom the Committee members reasonably believe to be reliable and competent in the matters presented; or

2)	Counsel, independent auditors, or other persons as to matters which the Committee member reasonably believes to be within the professional or expert competence of such person.

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